As filed with the Securities and Exchange Commission on July 7, 2004

Registration No. [•]

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EDP—Electricidade de Portugal, S.A.

(Exact name of registrant as specified to its charter)

EDP-Electricity of Portugal

(Translation of registrant’s name into English)

Portuguese Republic	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Praça Marquês de Pombal, 12

1250-162 Lisbon, Portugal

+351 210 013 026

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

Telephone: (212) 590-9200

(Name, address and telephone number of agent for service)

Copies to:

Ashar Qureshi, Esq. Cleary, Gottlieb, Steen & Hamilton City Place House, 55 Basinghall Street London EC2V 5EH England	James M. Bartos, Esq. Shearman & Sterling LLP Broadgate West, 9 Appold Street London EC2A 2AP England

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Unit(2)		Proposed Maximum Aggregate Offering Price (2)		Amount of Registration Fee
Debt securities
Ordinary shares, with nominal value of €1 per share (3)
Total (4)	U.S.$	2,000,000,000	U.S.$	2,000,000,000	U.S.$	2,000,000,000	U.S.$	253,400

(1)	In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies at the dates of issuance and includes debt securities and ordinary shares, initially offered or sold outside the United States that may be resold from time to time in the United States. Offers or sales outside the United States are being made pursuant to Regulation S under the Securities Act and are not covered by this registration statement.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)	There is being registered hereunder an indeterminate principal amount of ordinary shares of EDP—Electricidade de Portugal, S.A. as may be issued from time to time at indeterminate prices. ADSs, each representing ten ordinary shares, issuable upon deposit of the ordinary shares being registered hereby have been registered under a separate registration statement on Form F-6 that has been declared effective.

(4)	In no event will the aggregate initial public offering price of the securities issued under this Registration Statement exceed U.S.$2,000,000,000 or if any debt securities are issued (i) at an original issue discount, such greater amount as shall result in aggregate net proceeds not in excess of U.S.$2,000,000,000 to the Registrant or (ii) with a principal amount denominated in a foreign currency or composite currency, such amount as shall result in an aggregate initial offering price equivalent to a maximum of U.S.$2,000,000,000.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we will file a further amendment that specifically states that this registration statement will thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement will become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any State where the offer or sale is not permitted.

Subject to completion, dated July 7, 2004

PROSPECTUS

U.S.$2,000,000,000

EDP—Electricidade de Portugal, S.A.

Debt Securities and Ordinary Shares

EDP—Electricidade de Portugal, S.A., or EDP, may offer securities pursuant to this prospectus from time to time with an aggregate initial offering price of up to U.S.$2,000,000,000 (or the equivalent amount in other currencies, currency units or composite currencies). One or more accompanying prospectus supplements will specify the terms of the securities and the manner in which they will be offered.

Our ordinary shares trade in the form of ADSs which are listed on the New York Stock Exchange under the symbol “EDP”. The last reported sale price of our ADSs on the New York Stock Exchange on June 30, 2004 was $28.16 per ADS.

We may sell these securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents will be set forth in an accompanying prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

July 7, 2004

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (which we refer to as the SEC) utilizing a “shelf” registration process. Under this shelf process, EDP may sell or issue securities in one or more offerings with an aggregate initial offering price of up to U.S.$2,000,000,000 (or the equivalent amount in other currencies, currency units or composite currencies).

This prospectus provides you only with a general description of the securities that we may offer. Each time we offer securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the particular offering and the terms of those securities. The prospectus supplements may also add, update or change other information contained in this prospectus. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Our consolidated financial statements are published in euro. As used in this prospectus and in any prospectus supplement, the terms “EDP,” “we,” “us” and “our” refer to EDP—Electricidade de Portugal, S.A. Unless we specify otherwise or the context otherwise requires, references to “US$,” “$,” and “U.S. dollars” are to United States dollars and references to “€” or “euro” are to the euro, the single European currency established pursuant to the European Economic and Monetary Union, or EMU.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. We may from time to time make forward-looking statements in our reports to the SEC on Form 20-F and Form 6-K, in our annual report to shareholders, in offering circulars and prospectuses, in press releases and other written materials, and in oral statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others.

These forward-looking statements, including, among others, those relating to our future business prospects, revenues and income, wherever they may occur in this prospectus, the documents incorporated by reference in this prospectus and the exhibits to this prospectus, are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. As a consequence, you should consider these forward-looking statements in light of various important factors, including those set forth in this prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•	the effect of, and changes in, regulation and government policy;

•	the effects of competition, including competition that may arise in connection with the development of an Iberian electricity market;

•	our ability to reduce costs;

•	hydrological conditions and the variability of fuel costs;

•	anticipated trends in our business, including trends in demand for electricity;

•	our success in developing our telecommunications business;

•	our success in new businesses, such as gas;

•	future capital expenditures and investments;

•	the timely development and acceptance of our new services;

•	the effect of technological changes in electricity, telecommunications and information technology; and

•	our success at managing the risks of the foregoing.

Forward-looking statements speak only as of the date they are made. We do not undertake to update such statements in light of new information or future developments.

EDP

We are the largest generator and distributor of electricity in Portugal. In addition, we own 30% of REN, the sole transmitter of electricity in Portugal, and we have significant electricity operations in Spain and Brazil. We also have investments, notably in gas utilities, which we regard as complementary to our core electricity business. In 2000, we expanded our business to include telecommunications and information technology.

Our principal executive offices are located at Praça Marquês de Pombal, 12, 1250-162 Lisbon, Portugal. Our telephone number at this location is +351-21-001-2500.

RISK FACTORS

In addition to the other information included and incorporated by reference in this prospectus, you should carefully consider the following factors. There may be additional risks that we do not currently know of or that we currently deem immaterial based on information currently available to us. Our business, financial condition or results of operations could be materially adversely affected by any of these risks, resulting in a decline in the trading price of our ordinary shares or ADSs.

RISKS RELATED TO OUR CORE ELECTRICITY BUSINESS

The competition we face in the generation and supply of electricity is increasing, affecting our electricity sales and operating margins.

The increase in competition from the Portuguese and Spanish implementation of EU directives intended to create a competitive electricity market may materially and adversely affect our results of operations and financial condition.

In Portugal, while we currently face limited competition from independent power producers in generation, we expect that this competition will increase as the industry further liberalizes. Portuguese law requires that contracts for the construction of future power plants in Portugal in the Binding Sector be awarded through competitive tender processes, in which we expect to participate. In a competitive tender process, we may lose opportunities to generate electricity in the Binding Sector in Portugal.

The Portuguese regulatory structure now allows for competition in the supply of electricity, which could adversely affect our sales of electricity. In particular, as more electricity consumers qualify to participate in the market-based Non-Binding Sector in Portugal, more electricity will be sold in the competitive markets where prices may be lower than existing tariffs. Prior to 2002, consumers of electricity were eligible to participate in the Non-Binding Sector as Qualifying Consumers based on minimum annual consumption thresholds set by regulation, which declined annually over the 1999-2001 period. Pursuant to EU directives, the threshold was 20 GWh for 2000 and 9 GWh for 2001. From January 1, 2002 to February 26, 2004, all electricity consumers other than low voltage consumers, which are generally residential and small commercial users, were treated as Qualifying Consumers automatically upon notification to the Portuguese regulatory authority. From February 26, 2004, the eligibility threshold was lowered to extend to special lower voltage consumers. As of the end of February 2004, there were approximately 50,000 consumers eligible to be Qualifying Consumers, which represented approximately 53% of total demand in mainland Portugal in volume terms.

In Spain, the electricity market has been completely liberalized since January 1, 2003. Accordingly, regardless of the type of consumer, voltage or consumption required, every customer can choose its electricity supplier and how the electricity is supplied. In other words, the consumer can choose between a local distributor paying the regulated tariff fixed by the Spanish government, or enter into a contract with a supplier and pay the price agreed by both parties. Despite the complete liberalization of the Spanish market, the majority of consumers have not changed their supplier. Until now, this liberalization has mainly produced effects among medium- and high-voltage consumers. Although fixed rate tariffs are expected to predominate, at least in the short and medium term, among Spanish electricity consumers, especially low voltage consumers, there could be a more pronounced move to contractually-agreed tariffs in the future and these tariffs could be lower than regulated tariffs.

In the context of liberalization of the electricity market within the EU, at the end of 2001 the Portuguese and Spanish governments entered into a cooperation protocol which sets forth the main principles for the creation of an Iberian electricity market — free competition, transparency, objectiveness and efficiency. The stated intent of the cooperation protocol is to guarantee for Portuguese and Spanish consumers access to electricity distribution and to create interconnections with third countries on equal conditions applicable to Portugal and Spain. In addition, it is intended that the production of electricity by producers in Portugal and Spain be subject to similar regulatory environments that allow producers in one country to execute bilateral agreements for electricity distribution to consumers in the other country. The cooperation protocol also calls for the creation of an Iberian common electricity pool.

During the Figueira da Foz summit of November 8, 2003, the Portuguese and Spanish governments executed a memorandum of understanding that set the timetable for the creation of an Iberian electricity market. On January 20, 2004, the same governments entered into a more detailed agreement known as the international agreement, which was approved by the Portuguese Parliament and ratified by the President of the Portuguese Republic on April 20, 2004. This agreement creates a single Iberian electricity market designated as MIBEL, as part of the process of integration of the electricity markets of both countries. The MIBEL will be limited in the short-term by a lack of high-voltage power lines linking Spain and Portugal, but is expected to be fully operational by 2006.

The scope of increased competition and any adverse effects on our operating results and market share resulting from the full liberalization of the European electricity markets, and in particular the Portuguese and Spanish electricity markets, will depend on a variety of factors that cannot be assessed with precision and that are beyond our control. Accordingly, we cannot anticipate the risks and advantages that may arise from this market liberalization. When further implemented, the organizational model and resulting competition may materially and adversely affect our results of operations and financial condition.

Our core electricity operating results are affected by laws and regulations, including regulations regarding the prices we may charge for electricity.

As an electricity public service, we operate in a highly regulated environment. An independent regulator appointed by the Portuguese government, the Entidade Reguladora dos Serviços Energéticos, referred to as ERSE or the regulator, regulates the electricity industry through, among other things, a tariff code that defines the prices we may charge for electricity services in the Binding Sector. In attempting to achieve an appropriate balance between, on the one hand, the interests of electricity customers in affordable electricity and, on the other hand, our need and the needs of other participants in the electricity sector to generate adequate profit, the regulator may take actions that adversely impact our profitability.

In real terms, adjusted for inflation, very high, high and medium voltage tariffs, generally applied to industrial customers, have declined by an average of 3.4% per year over the period 1999 to 2004. The tariffs for low voltage customers have also declined in real terms by an average of approximately 3.1% per year over the same period. For 2004, in nominal terms, tariffs for all voltage levels increased, on average, by 2.1% from the 2003 levels. Although the nominal final tariff charged to consumers increased, on average, across all voltage levels in 2004 by 2.1% from the 2003 levels, the component of the final tariff charged by EDP Distribuição, or EDPD, our distribution company, decreased for the second regulatory period, covering the years 2002-2004, from the tariff charged in the first regulatory period, covering the years 1999-2001. During the first regulatory period, the annual decrease in the tariff charged by EDPD was calculated on the basis of the Portuguese consumer price index, or CPI, less approximately 5%. During the second regulatory period, the figure subtracted from CPI, referred to as the “efficiency factor,” increased to approximately 7%. The net tariffs to be charged by EDPD in 2004 are lower than in 2003, which could adversely affect our profitability in 2004.

In addition, the Portuguese government has implemented selected measures to encourage the development of various forms of electricity production, including auto production (entities generating electricity for their own use that may sell surplus electricity to the national transmission grid), cogeneration, small hydroelectric production (under 10 MVA installed capacity) and production using renewable sources. These alternative producers compete with us in the supply of electricity in the Binding Sector.

The current and future legislation contemplating the early termination of the PPAs could eventually adversely affect our revenues.

Following to the Resolution of the Council of Ministers no. 63/2003 of April 28, 2003, relating to the promotion of liberalization of the electricity and gas markets in furtherance of the organizational structure of the Iberian Electricity Market, the Portuguese government has enacted Decree law no. 185/2003 of August 20, 2003, which contemplates the early termination of the existing power purchase agreements, or PPAs, in accordance with the conditions to be set out in a separate decree law not yet enacted. In addition, EU Directive no. 2003/54/EC of June 26, 2003 designates July 2004 as the final date for implementation of the electricity single buyer system. Although Decree law no. 185/2003 of August 20, 2003 states that operators will be adequately compensated for the loss of the economic benefit of the PPAs, the amount of and the criteria for determining the compensation have not yet been defined and our generation revenues could otherwise be adversely affected if our generation companies do not sufficiently replace electricity purchases on the same terms as previously made by REN-Rede Eléctrica Nacional, S.A. or REN. In addition, our operating margins may be adversely affected by new costs that are currently compensated through PPAs.

If our concessions from the Portuguese government and municipalities were terminated, we could lose control over our fixed assets.

Most of our revenues currently come from the generation and distribution of electricity. We conduct these activities pursuant to concessions and licenses granted by the Portuguese government and various municipalities. These concessions and licenses are granted for fixed periods ranging in most cases from 20 to 75 years, but are subject to early termination under specified circumstances. The expiration or termination of concessions or licenses would have an adverse effect on our operating revenues. Upon expiration of licenses or termination of concessions, the fixed assets associated with licenses or concessions will in general revert to the Portuguese government or a municipality, as appropriate. Although specified amounts would be paid to us with respect to these assets, the loss of these assets may adversely affect our operations.

Our operational cash flow is affected by variable hydrological conditions.

Hydroelectric plants, which are powered by water, account for approximately 54% of our generation capacity in mainland Portugal. Our hydroelectric generation in Portugal is dependent on the amount and location of rainfall and river flows from Spain, all of which vary widely from year to year. Consequently, there is a high degree of variation in levels of hydroelectric production.

In years of less favorable hydrological conditions, we generate less hydroelectricity and must rely more heavily on thermal production to meet demand for electricity. Thermal generation, which is fired by coal, fuel oil, natural gas or a combination of fuels, is more expensive in terms of variable costs than hydroelectric generation. Our total variable production costs and costs of purchased electricity in a very dry year can vary from those in a very wet year by approximately €200 million. These increased costs in a dry year could have an adverse impact on our operational cash flow.

Our electricity business is subject to numerous environmental regulations that could affect our results of operations and financial condition.

Our electricity business is subject to extensive environmental regulations. These include regulations under Portuguese law, laws adopted to implement EU regulations and directives and international agreements on the environment. Environmental regulations affecting our business primarily relate to air emissions, water pollution, waste disposal and electromagnetic fields. The principal waste products of fossil-fueled electricity generation are sulfur dioxide, or SO2, nitrogen oxides, or NOX, carbon dioxide, or CO2, and particulate matters such as dust and ash. A primary focus of environmental regulation applicable to our business is to reduce these emissions.

We incur significant costs to comply with environmental regulations requiring us to implement preventive or remediation measures. Environmental regulatory measures may take such forms as emission limits, taxes or required remediation measures, and may influence our policies in ways that affect our business decisions and strategy, such as by discouraging our use of certain fuels.

We have made capital expenditures to minimize the impact of our operations on the environment, including measures to comply with applicable law and expect to make approximately €40 million of such capital expenditures in 2004. Major expenditures so far include capital expenditures to limit SO2 and NOX emissions in generation and to install underground cables in our distribution network. In October 2002 we initiated the use of fuel with a 1% sulfur content in order to comply with environmental regulations requiring us to reduce the level of sulfur in the fuel oil we consume, and as a result we have incurred higher fuel costs. Under the EU Directive relating to the emission of pollutants from Large Combustion Plants, Portuguese environmental authorities are currently creating a plan, called the National Emissions Reduction Plan, to reduce SO2 and NOx emissions. This plan is expected to be formally approved during the second half of 2004. Additionally, with regard to CO2 emissions, new proposals defining green house gas emission reduction measures were put forward for public comment in 2003, and are expected to be implemented in Portugal in 2004. Although we expect to be in timely compliance with these new requirements, such requirements could necessitate additional licenses or the acquisition of emission rights and result in higher electricity costs.

RISKS RELATED TO OUR OTHER BUSINESSES

Our involvement in Brazil and in other international activities subjects us to particular risks that could affect our profitability.

Although we have not recently made significant additional investments in our Brazilian electricity business, we have significant investments in electricity-related projects in Brazil and other international investments. Our investments in Brazil and in other countries present a different or greater risk profile than that of our electricity business in Portugal and Spain. Given the size of our operations in Brazil relative to that of our other international investments, these risks are particularly relevant to our Brazilian operations where, for example, we have experienced adverse currency fluctuations and an uncertain regulatory regime. Risks associated with our investments in Brazil and other international investments include, but are not limited to:

•	economic volatility;

•	exchange rate fluctuations and exchange controls;

•	strong inflationary pressures;

•	government involvement in the domestic economy;

•	political uncertainty; and

•	unanticipated changes in regulatory or legal regimes.

There can be no assurance that we will successfully manage our operations in Brazil and other international operations.

Exchange rate instability and, in particular, fluctuations in the value of the Brazilian real against the value of the U.S. dollar may result in uncertainty in the Brazilian economy, which may affect the results of our Brazilian operations. As a result of inflationary pressures, the Brazilian currency has been devalued periodically over the last four decades. Throughout this period, the Brazilian government has implemented various economic plans and utilized a number of exchange rate policies. During 2002, the exchange rate depreciated 52.2% against the U.S. dollar, while during 2003 it appreciated 18.2% against the U.S. dollar. In addition, we are exposed to translation risk when the accounts of our Brazilian businesses, denominated in Brazilian reais, are translated into our consolidated accounts, denominated in euro. We cannot predict movements in Brazil’s currency, and, since long-term Brazilian currency hedges are not available, a major devaluation of the real might adversely affect our results of operations.

Regulatory, hydrological and infrastructure conditions in Brazil may adversely affect our Brazilian operations.

We hold interests in Brazilian distribution companies and have invested in Brazilian generation projects. In the past, our distribution activities in Brazil were adversely affected by regulatory, hydrological and infrastructure conditions in Brazil. Our generation projects in Brazil were also adversely affected by these conditions. These conditions could have a similar adverse effect on our Brazilian generation and distribution operations in the future.

Delays by the Brazilian energy regulatory authorities in developing a regulatory structure that encourages new generation have led to, and might in the future contribute to, shortages of electricity to meet demand in some regions of Brazil. Additionally, drought conditions in Brazil have limited and might also in the future limit the supply of electricity available for our distribution companies in Brazil. A lack of capacity in the electricity transmission system has limited and might also in the future limit the ability of generation plants operating in geographical areas with abundant rainfall to transmit generated electricity to distribution companies operating in areas experiencing drought conditions. Sales by these distribution businesses have been and might in the future be affected by these conditions that limit the supply of electricity available for distribution.

As a result of a shortage of electricity and lack of transmission capacity, the Brazilian federal government implemented an electricity-rationing plan in June 2001. Although the rationing program ended on February 28, 2002, its implementation had an adverse effect not only on electricity consumption, which decreased significantly during the period the program was in effect, but on consumption habits in affected areas. As a result, we anticipate that a recovery in consumption to pre-rationing levels may take some time. The lower demand from consumers has affected and will continue to affect demand for electricity from our distribution businesses in Brazil. While the period up to and during the rationing period was characterized by electricity shortages, the post-rationing period was characterized by surplus electricity as a result of decreased consumption combined with abundant rainfall after a long drought. Consequently, in 2002 and 2003 our Brazilian operations could only dispose of surplus electricity at depressed prices.

In 2004, laws regarding the New Model for the Brazilian electric utility sector were approved. As the regulations for the New Model have not yet been implemented, there is a risk that the new regulations may not be favorable for us. In addition, the New Model contemplates significant control by the Brazilian government, creating uncertainty regarding competition and further investments in the private sector.

Tariffs of distribution companies in Brazil currently consist of two components: non-manageable costs and manageable costs. The main purpose of this split is the maintenance of an adjusted tariff for inflation and the sharing of efficiency gains with consumers. The aim of distribution tariffs is to pass non-manageable costs through and to index manageable costs to inflation. Although it is expected that the New Model will maintain the pass-through of non-manageable costs, there might be delays in readjustment of the tariffs in the event of large macro-economic fluctuations (e.g., inflation and exchange rates). There can be no assurance that regulations implementing the New Model will fully mitigate the risk of delayed tariff adjustments.

Due to problems with natural gas supply to the Northeast region of Brazil, the Brazilian regulator decided to reduce the capacity of all thermal plants in that region that can be used for energy trading. It is unlikely that there will be an increase in the natural gas supply in the Northeast in the short term. This constraint represents a risk for all thermal plants in the region, as it reduces the revenue potential of such plants.

We face new risks and uncertainties related to our new non-electricity businesses.

We have limited experience operating a large-scale telecommunications business and limited experience in gas. In entering and operating these business areas we face managerial, commercial, technological and other risks, as well as regulatory regimes, including fees and licensing requirements and operating restrictions, that are different from the ones we have faced in the past. If we fail to manage these risks and operate these businesses effectively, our ability to develop successfully and achieve profitability in these business areas would be affected. In 2003, our telecommunications businesses had a loss before taxes and minorities of €148.7 million.

We intend to develop an Iberian gas business as complimentary to and strategically aligned with our electricity business. Increased involvement in the gas industry will expose us to new risks including demanding governmental and environmental industry regulation and economic risks relating to the fluctuations in the price of energy, currencies and time-lags between purchase and sale prices. There can be no assurance that we will successfully manage the development of our gas business, and a failure to do so could have an adverse effect on the profitability of our consolidated results of operations.

We face increasing competition from various types of providers in our telecommunications business.

The telecommunications sector is highly competitive within Portugal and across the EU, and we expect competition to remain vigorous and increase in the future.

In the fixed line telephone area, we compete for market share primarily with Portugal Telecom, or PT, which historically held a monopoly on fixed line services in Portugal and continues to hold a dominant position in this market. We also face competition from other fixed line operators in Portugal.

Our fixed line telephone business also faces strong indirect competition from cellular telephone service providers, particularly those in the voice segment. Mobile subscriptions have already overtaken the number of fixed line connections in Portugal and we expect this growth to continue.

We also face significant competition from numerous existing operators in the Internet and data services areas, both of which we have targeted, and we expect that new competitors will emerge as these markets continue to evolve.

OTHER RISKS

The value of our ordinary shares or ADSs may be adversely affected by future sales of substantial amounts of ordinary shares by the Portuguese government or the perception that such sales could occur.

The Portuguese government may sell all or a portion of its shareholding in us at any time through formal privatization stages, either through a public offering or by direct sales of our shares to third parties. Sales of substantial amounts of our ordinary shares by the Portuguese government, or the perception that such sales could occur, could adversely affect the market price of our ordinary shares and ADSs and could adversely affect our ability to raise capital through subsequent offerings of equity.

Restrictions on the exercise of voting rights, as well as special rights granted to the Portuguese government, may impede an unauthorized change in control and may limit our shareholders’ ability to influence company policy.

Under our articles of association, no holder of ordinary shares, except the Portuguese Republic and equivalent entities, may exercise voting rights that represent more than 5% of our voting share capital. In addition, specific notification requirements are triggered under our articles of association when shareholders purchase 5% of our ordinary shares and under the Portuguese Securities Code, or Cod.VM, when purchases or sales of our ordinary shares cause shareholders to own or cease to own specified percentages of our voting rights. The Portuguese government enacted Decree law no. 49/2004 of March 10, 2004, which revoked the former law requiring approval of the Portuguese Ministry of Finance for a person to be able to acquire more than 10% of our ordinary shares.

In connection with the offering by the Portuguese government of our ordinary shares in October 2000, and pursuant to Article 13 of Decree law no. 141/2000 of July 15, 2000, known as the Privatization Decree Law, special rights were granted to the Portuguese government. The government will have these rights so long as it is an EDP shareholder. These rights provide that, without the favorable vote of the government, no resolution can be adopted at our general meeting of shareholders relating to:

•	amendments to our by-laws, including share capital increases, mergers, spin-offs or winding-up;

•	authorization for us to enter into group/partnership or subordination agreements; or

•	waivers of, or limitations on, our shareholders’ rights of first refusal to subscribe to share capital increases.

The Privatization Decree Law also entitles the Portuguese government to appoint one member of our board of directors whenever the government votes against the list of directors presented for election at our general meeting of shareholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for each year in the five-year period ended December 31, 2003, and for the three-month period ended March 31, 2004, in accordance with Portuguese GAAP and U.S. GAAP. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings represents pre-tax income from continuing operations before minority interests or income or loss from equity investees, fixed charges, amortization of capitalized interest and distributed income of equity affiliates, less capitalized interest. Fixed charges includes interest expense (including amortized premiums, discounts and capitalized expenses related to indebtedness).

	Year ended December 31,					Three month period ended March 31,
	1999	2000	2001	2002	2003	2004
Portuguese GAAP	8.27	5.05	3.37	3.31	2.45	3.70
U.S. GAAP	9.95	4.38	3.55	3.28	2.97

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth our capitalization and indebtedness as of April 30, 2004. You should read this table in conjunction with the consolidated financial statements and notes.

As of April 30, 2004
(In € thousands)
Short term debt and current portion of medium and long term debt	1,433.823

Medium and long term debt:	6,138,870
Bank loans	2,470,572
Bonds	3,568,298
Commercial paper	100,000
Total debt	7,572,693

Shareholders’ equity:
Authorized and issued share capital (nominal value of shares)	3,000,000
Treasury stock	(51,052)
Reserves and retained earnings	2,097,104
Consolidated net profit	257,673
Total shareholders’ equity	5,303,725

Total capitalization (1)-(4)	12,876,417

(1)	The issued share capital is fully paid.

(2)	As of April 30, 2004, no undertaking within the EDP Group, either individually or collectively, had any guarantees or other contingent liabilities outside the EDP Group, which were material in the context of the EDP Group.

(3)	As of April 30, 2004, the indebtedness of the EDP Group was unsecured, except for €6.5 million of the total medium long-term debt of EDP Group which was guaranteed.

(4)	There has been no material change to the consolidated capitalization and indebtedness, contingent liabilities or guarantees of EDP since April 30, 2004.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospects supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including funding working capital and capital expenditures and repaying debt.

LEGAL OWNERSHIP OF DEBT SECURITIES

In this prospectus and any prospectus supplement, we refer to those who have securities we are offering registered in their own names, on the books that we or the trustee maintain for this purpose, as the holders of those securities. Those persons are the legal holders of those securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect holders of those securities. As we discuss below, indirect holders are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We will issue these debt securities in book-entry form. This means the debt securities will be represented by one or more global debt securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global debt security through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

If in the future we terminate the global debt securities, investors may choose to hold their debt securities in their own names or in street name. Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, not holders, of those debt securities.

Legal Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global debt securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any proposal—for example, to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture—we would seek the approval only from the holders, and not from the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder of debt securities, if that is permitted in the future;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

We Will Issue the Debt Securities in Global Form

Any debt securities we issue in book-entry, or global, form will be represented, at least initially, by one or more global debt securities.

What Is a Global Debt Security

A global debt security is a debt security that we deposit with and register in the name of a financial institution, or its nominee, that we select. The financial institution that we select for this purpose is called the depositary. We have selected The Depository Trust Company of New York, New York, known as DTC, to be the depositary for the debt securities, at least initially.

A global debt security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Debt Security Will be Terminated.” As a result of those arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all the debt securities, and investors will be permitted only to own beneficial interests in a global debt security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or has an account with another institution that does. Thus, an investor whose debt security is represented by a global debt security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global debt security.

The debt securities will be represented by one or more global debt securities, except in certain limited circumstances. We describe these situations below under “—Special Situations When a Global Debt Security Will be Terminated.” If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Debt Securities

As an indirect holder, an investor’s rights relating to a global debt security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global debt security.

Because the debt securities will be issued only in the form of global debt securities, an investor should be aware of the following:

•	An investor cannot cause the debt securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below.

•	An investor will be an indirect holder and must look to his or her bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe above under “—Legal Ownership of Debt Securities.”

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•	An investor may not be able to pledge his or her interest in a global debt security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global debt security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global debt security. We and the trustee also do not supervise the depositary in any way.

•	The depositary will require that those who purchase and sell interests in a global debt security within its book-entry system use immediately available funds.

•	Financial institutions that participate in the depositary’s book-entry system, and through which investors hold their interests in the global debt securities, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Debt Security Will Be Terminated

In a few special situations described below, a global debt security will be terminated and interests in it will be exchanged for certificates representing the debt securities previously represented by the global debt security. After that exchange, the choice of whether to hold the debt securities directly or in street name will be up to each investor. Investors must consult their own banks and brokers to find out how to have their interests in a global debt security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “—Legal Ownership of Debt Securities.”

The special situations for termination of the global debt securities are:

•	if the depositary notifies us that it is unwilling or unable to continue as depositary and we fail to appoint a successor depositary within a certain amount of time;

•	if we notify the trustee that we elect to terminate the global debt securities; or

•	if an event of default has occurred and is continuing; we discuss defaults below under “—Default, Remedies and Waiver of Default.”

If a global debt security is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global debt security will be registered and, therefore, who will be the holders of those debt securities.

You Can Hold Interests in Global Debt Securities Through Euroclear or Clearstream, Luxembourg, as Indirect Participants in DTC

As long as DTC is the depositary for the global debt securities, you may hold an interest in a global debt security through any organization that participates, directly or indirectly, in the DTC system, including Euroclear and Clearstream, Luxembourg. If you are a participant in either of those systems, you may hold your interest directly in that system. If you are not a participant, you may hold your interest indirectly through organizations that are participants in that system.

Euroclear and Clearstream, Luxembourg are securities clearance systems in Europe, and they participate indirectly in DTC. Euroclear and Clearstream, Luxembourg will hold interests in the global debt securities on behalf of the participants in their systems, through securities accounts they maintain in their own names with their depositories for their customers. Those depositories, in turn, are participants in DTC and hold those interests in securities accounts they maintain in their own names with DTC. Euroclear and Clearstream, Luxembourg clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

DTC Rules Will Also Apply to Debt Securities Held Through Euroclear and Clearstream, Luxembourg

If you hold an interest in a global debt security through Euroclear or Clearstream, Luxembourg, that system will credit the payments we make on your debt security to the account of your Euroclear or Clearstream, Luxembourg participant in accordance with that system’s rules and procedures. The participant’s account will be credited only to the extent that the system’s depositary receives these payments through the DTC system. Payments, notices and other communications or deliveries relating to the debt securities, if made through Euroclear or Clearstream, Luxembourg, must comply not only with the rules and procedures of those systems, but also with the rules and procedures of DTC, except as described below.

Trading in the debt securities between Euroclear participants or between Clearstream, Luxembourg participants will be governed only by the rules and procedures of those systems. We understand that, at present, those systems’ rules and procedures applicable to trades in conventional eurobonds will apply to trades in the debt securities, with settlement in immediately available funds.

Special Considerations for Cross-Market Transfers

Subject to the transfer restrictions applicable to the debt securities described above, cross-market transfer of debt securities—i.e., transfers between investors who hold or will hold their interests through Euroclear or Clearstream, Luxembourg, on the one hand, and investors who hold or will hold their interests through DTC but not through Euroclear or Clearstream, Luxembourg, on the other hand—will be governed by DTC’s rules and procedures in addition to those of Euroclear or Clearstream, Luxembourg. If you hold your debt security through Euroclear or Clearstream, Luxembourg and you wish to complete a cross-market transfer, you will need to deliver transfer instructions and payment, if applicable, to Euroclear or Clearstream, Luxembourg, through your participant, and that system in turn will need to deliver them to DTC, through that system’s depositary.

Because of time-zone differences between the United States and Europe, any debt securities you purchase through Euroclear or Clearstream, Luxembourg in a cross-market transfer will not be credited to your account at your Euroclear or Clearstream, Luxembourg participant until the business day after the DTC settlement date. For the same reason, if you sell debt securities through Euroclear or Clearstream, Luxembourg in a cross-market transfer, your cash proceeds will be received by the depositary for that system on the DTC settlement date but will not be credited to your participant’s account until the business day following the DTC settlement date. In this context, “business day” means a business day for Euroclear or Clearstream, Luxembourg.

The description of the clearing and settlement systems in this section reflects our understanding of the rules and procedures of DTC, Euroclear or Clearstream, Luxembourg as currently in effect. Those systems could change their rules and procedures at any time. We have no control over those systems, and we take no responsibility for their activities.

DESCRIPTION OF DEBT SECURITIES

In this section, references to “we,” “us” and “our” refer to EDP—Electricidade de Portugal, S.A. only and do not include our consolidated subsidiaries. References to holders mean those who have debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities issued in book-entry form through the Depository Trust Company or in debt securities registered in street name. Owners of beneficial interests in the debt securities should read the subsection entitled “—Legal Ownership of Debt Securities.” The specific terms of any series of debt securities issued under this prospectus will be described in the prospectus supplement applicable to the particular issuance.

The Debt Securities Will Be Issued Under an Indenture

Any debt securities we offer will be governed by an indenture. An indenture is a contract between a trustee and us. The trustee has two main roles.

•	First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe below under “—Default, Remedies and Waiver of Default.”

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

Unless otherwise specified in the applicable prospectus supplement we will issue debt securities under an indenture between us and the trustee named therein. The indenture and its associated documents, including the debt securities we are offering, contain the full legal text of the matters summarized in this section. We have filed a copy of the indenture with the SEC as an exhibit to the registration statement of which this prospectus forms a part. Upon request, we will provide you with copies of the indenture. See “Where You Can Find More Information” below for information on how to obtain copies.

This Description is Only a Summary

The following section summarizes material terms of the debt securities that are common to all series, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including the definition of various terms used in the indenture. For example, we describe the meanings for only the more important terms that have been given special meanings in the indenture.

The indenture and the debt securities are governed by New York law. We have consented in the indenture to the non-exclusive jurisdiction of any U.S. federal and state courts sitting in the borough of Manhattan in the City of New York.

How the Debt Securities Rank Against Other Debt

The debt securities will not be secured by any of our property or assets or any property or assets of any of our subsidiaries. Thus, by owning these debt securities, you are one of our unsecured creditors. These debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness, except as required by law. This means that, in a bankruptcy or liquidation proceeding against us, these debt securities would rank equally in right of payment with all our other unsecured and unsubordinated debt.

Stated Maturity and Maturity

The day on which the principal amount of the debt securities is scheduled to become due is called the stated maturity of the principal. The principal may become due sooner, by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the maturity of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the debt securities without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Payment of Additional Amounts

We are required to make all our payments under or with respect to the debt securities free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “taxes”) imposed or levied by or on behalf of the relevant tax jurisdiction, unless we are required to withhold or deduct taxes by law or by the interpretation or administration thereof.

If we are so required to withhold or deduct any amount for or on account of taxes imposed by a relevant tax jurisdiction from any payment made under or with respect to the debt securities, we will be required to pay such additional amounts (“additional amounts”) as may be necessary so that the net amount received by any holder (including additional amounts) after such withholding or deduction will not be less than the amount you would have received if such taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay additional amounts does not apply to, or with respect to

(1)	any taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder or beneficial owner of a debt security (or between a fiduciary, settlor, beneficiary or member , or possessor of power over the relevant holder, if the relevant holder is an estate, nominee or trust) and the relevant tax jurisdiction (other than the mere receipt of such payment or the ownership or holding outside of the relevant tax jurisdiction of such debt security);

(2)	any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge;

(3)	any tax that is imposed, deducted or withheld by reason of the failure by the holder or the beneficial owner of a debt security to comply with any requirement or provision under a statute, treaty, regulation, or administrative practice of the relevant tax jurisdiction requiring or allowing such holder or beneficial owner to establish entitlement to exemption from or reduction of all or part of such tax;

(4)	any tax that is payable otherwise than by deduction or withholding from a payment of, or in respect of, principal of (or premium, if any, on), or any interest on, a debt security;

(5)	any tax imposed in connection with a debt security presented for payment by or on behalf of a holder or beneficial owner who would have been able to avoid such tax by presenting the relevant debt security to, or otherwise accepting payment from, another payment agent;

(6)	any taxes that are required to be withheld or deducted on a payment to an individual pursuant to any European Union Council Directive regarding taxation of savings income (including European Council Directive 2003/48/EC) or pursuant to any law implementing or complying with, or introduced in order to conform to any such Directive;

(7)	any payments that could have been made without such deduction or withholding if the beneficiary of the payment had presented the debt security for payment within 30 days after the date on which such payment or such debt security became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that such beneficiary would have been entitled to additional amounts had the debt security been presented on the last day of such 30-day period);

(8)	any payment of principal of (or premium, if any, on) or interest on such debt security to any holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such debt security; or

(9)	any combination of items (1) through (8) above.

As used in his section:

•	“tax jurisdiction” means the Portuguese Republic or any political subdivision or any authority thereof or therein having power to tax or any other jurisdiction or any political subdivision or any authority thereof or therein having power to tax in which EDP becomes tax resident; and

•	the “relevant date” means the date on which such payment first becomes due or funds become available for payment.

Optional Redemption

We will not be permitted to redeem the debt securities we are offering before their stated maturity, except as we describe below. The debt securities will not be entitled to the benefit of any sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, you will not be entitled to require us to buy your debt securities from you before their stated maturity except as described below under “—Repurchase at the Option of Holders.”

Unless otherwise indicated in the applicable prospectus supplement, we will be entitled, at our option, to redeem some or all of the outstanding debt securities of any series from time to time at the redemption price set forth in the applicable prospectus supplement. If the debt securities of any series are redeemable only on or after a specified date or upon the satisfaction of additional conditions, the prospectus supplement will specify the date or describe the conditions. In each case we will also pay you accrued and unpaid interest, if any, through the redemption date. Debt securities will stop bearing interest on the redemption date, even if you do not collect your money.

Tax Redemption

If, as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Portugal or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in or official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after the date on which a series of debt securities is issued, we would be obligated, after taking such measures as we may consider reasonable to avoid this requirement, to pay additional amounts in excess of amounts that would be payable as of the date hereof (see “—Additional Amounts” and “Taxation—Portuguese Tax Considerations”), then, at our option, all, but not less than all, of the debt securities of such series may be redeemed at any time on giving not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest and any additional amounts due thereon, up to but not including the date of redemption (subject to the right of holders on the relevant record date to receive interest due (if any) on the relevant interest payment date); provided, however, that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay these additional amounts if a payment on the debt securities of such series were then due, and (2) at the time such notice of redemption is given such obligation to pay such additional amounts remains in effect.

Prior to the publication of any notice of redemption pursuant to this provision, we will deliver to the trustee:

•	a certificate signed by one of our duly authorized representatives stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to redeem have occurred, and

•	an opinion of Portuguese legal counsel (which may be our counsel) of recognized standing to the effect that we have or will become obligated to pay such additional amounts as a result of such change or amendment.

This notice, once delivered by us to the trustee, will be irrevocable.

We will give notice to DTC pursuant to the provisions described under “—Notices” of any redemption we propose to make at least 30 days (but not more than 60 days) before the redemption date.

Repurchase at the Option of Holders

In the event of any change in control (as defined below) occurring prior to the maturity date of the debt securities, each holder of debt securities will have the right, at the holder’s option, to require us to repurchase all or any portion (provided that such portion is U.S.$1,000 or an integral multiple thereof) of the principal amount of the holder’s debt securities on the date that is 60 days after the date we provide notice of the change in control, at a cash price equal to the sum of

•	100% of the principal amount of, and any premium on, the debt securities being repurchased,

•	accrued and unpaid interest thereon to but not including the holder repurchase date,

•	any original issue discount applicable to such security, and

•	any additional amounts that would otherwise be payable.

Within seven business days after the occurrence of a change in control, we are obligated to mail to the trustee and to all holders of debt securities at their addresses shown in the register of the registrar a notice regarding the change in control, stating, among other things:

•	the date and time on which the repurchase right must be exercised,

•	the applicable repurchase price,

•	the repurchase date,

•	the procedures that holders of debt securities must follow to exercise the repurchase right,

•	the conversion rate then in effect, if applicable, and the procedures that holders of debt securities must follow to exercise the right to convert the principal amount of the securities to be repurchased, and

•	the place that debt securities must be surrendered for redemption and payment of the repurchase price.

To exercise this right, the holder must deliver written notice to the trustee or to any other office or agency maintained for that purpose of the exercise of the repurchase right prior to the close of business on the repurchase date. The repurchase notice must state among other things:

•	the portion of the principal amount at maturity of debt securities to be repurchased, and

•	a statement that an election to exercise the repurchase right is being made.

Any repurchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the trustee or to any other office or agency maintained for that purpose on or prior to the holder repurchase date. The notice of withdrawal shall state the principal amount at maturity to which the withdrawal notice relates and the principal amount at maturity, if any, that remains subject to the original repurchase notice.

Payment of the repurchase price for debt securities for which a repurchase notice has been delivered and not withdrawn is conditioned upon delivery of the debt securities to the trustee or to any other office or agency maintained for that purpose, at any time (whether prior to, on or after the repurchase date) after delivery of the holder repurchase notice. Payment of the repurchase price for the debt securities will be made promptly following the later of the repurchase date or the time of delivery of the debt securities. If the trustee holds in accordance with the indenture, money sufficient to pay the repurchase price of the debt securities on the repurchase date, on and after the repurchase date, the debt securities will cease to be outstanding and interest thereon will cease to accrue, whether or not the debt securities are delivered to the trustee or to any other office or agency maintained for that purpose, and all other rights of the holders of such debt securities shall terminate, other than the right to receive the repurchase price upon delivery of such debt securities.

A change in control will be deemed to have occurred if, at any time after the date of the indenture, any person (including any group deemed to be a “person” under Section 13(d)(3) of the Exchange Act), together with any affiliates or related persons will beneficially own (determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of original execution of the indenture), directly or indirectly, shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all of our shares of capital stock entitled to vote generally in elections of directors.

As used herein, “affiliate” of any person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person, and “related person” of any person means any other person directly or indirectly owning:

•	10% or more of the outstanding common stock of such person (or, in the case of a person that is not a corporation, 10% or more of the equity interest in such person), or

•	10% or more of the combined voting power of the voting stock of such person.

Mergers and Similar Transactions

We may not consolidate with or merge into any other person or, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of our properties and assets substantially as an entirety and may not permit any person to consolidate with or merge into us, unless all of the following conditions are met:

•	Immediately after the transaction, no default under the debt securities has occurred and is continuing. For this purpose, “default under the debt securities” means an event of default or an event that would be an event of default with respect to any series of debt securities if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “—Default, Remedies and Waiver of Default.”

•	If we are not the successor person in the transaction, the successor is organized and validly existing under the laws of Portugal or the United States or any political subdivision thereof and expressly assumes our obligations under the debt securities or the indenture.

•	We have delivered to the trustee an officers’ certificate and opinion of counsel, each stating, among others, that the transaction complies with the indenture.

If the conditions described above are satisfied, we will not need to obtain the approval of the holders in order to merge or consolidate or to sell or otherwise dispose of our properties and assets substantially as an entirety. Also, these conditions will apply only if we wish to merge into or consolidate with another person or sell or otherwise dispose of our properties and assets substantially as an entirety. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another person, any transaction that involves a change of control of our company but in which we do not merge or consolidate and any transaction in which we sell or otherwise dispose of our assets less than substantially as an entirety.

Covenants

Negative Pledge

So long as any of the debt securities remain outstanding, we will not, and will not allow our restricted subsidiaries to, create or, save only by operation of law, have outstanding any mortgage, lien, pledge or other charge (each a “security interest”) other than any permitted security (as defined below) upon the whole or any part of its undertaking or assets, present or future (in any uncalled capital) to secure any loan stock (as defined below) of any person (as defined below) or to secure any obligation of any obligor under any guarantee of or indemnity or purchase of indebtedness undertaking in respect of any stock of any other person without at the same time or prior thereto at our option, either (i) securing the debt securities in each case equally and rateably with such loan stock, guarantee, indemnity, purchase of indebtedness undertaking to the satisfaction of the trustee or (ii) providing such security for or other arrangement in respect of the debt securities as the trustee shall in its absolute discretion deem not materially less beneficial to the interests of the holders or which shall be approved by an extraordinary resolution (as defined in the indenture) of the holders.

“loan stock” means indebtedness (other than the debt securities) having an original maturity of more than one year which is in the form of, or represented or evidenced by, bonds, notes, debentures, loan stock or other debt securities (not comprising, for the avoidance of doubt, preference shares or equity securities) which for the time being are, or are intended to be with the consent of the holders thereof, quoted, listed, ordinarily dealt in or traded on any stock exchange and/or quotation system or any listing authority or other established securities market other than any such indebtedness where majority thereof is initially placed with investors domiciled in Portugal and who purchased the indebtedness in Portugal.

“permitted security” means:

(i)	in case we consolidate or merge with or into another company (“combining company”) any security interest over our assets if we are the surviving company or the company (if other than us) surviving or formed by such consolidation or merger provided that (i) such security interest was created by the combining company over assets owned by it, (ii) such security interest is existing at the time of the consolidation or merger, (iii) such security interest was not created in contemplation of such consolidation or merger and (iv) the amount secured by such security interest increased thereafter; or

(ii)	any security interest on or with respect to assets (including but not limited to our receivables which is created pursuant to a securitization or like arrangement in accordance with normal market practice and where the indebtedness secured by such security interest or the indebtedness in respect of guarantee or indemnity which is secured by such security interest is limited to the value of such assets; or

(iii)	any security interest securing any indebtedness incurred in relation to any asset for the purpose of financing the whole or any part of the acquisition, creation, construction, improvement or development of such asset where the financial institutions to whom the indebtedness is owed have recourse solely to the applicable project borrower (when such project borrower is formed solely or principally for the purpose of the relevant financing and/or such asset (or any derivative asset thereof) and/or the shares of such project borrower.

“person” means any individual, company, corporation, firm, partnership, joint venture, association, organization, state, agency of a state or other entity, whether or not having separate legal personality.

Maintenance of Business

We are required to maintain the business of generating electricity in Portugal as one of our principal businesses.

Statement of Our Officers as to Default

We will, within 120 days after the end of each fiscal year, file with the trustee an officer’s certificate stating, whether or not, to the best of such officer’s knowledge, we are in default. If any of our officers discovers that a default or event of default is continuing, we will file a certificate with the trustee describing the details thereof and the action we are taking or propose to take.

Provision of Information

We will file with the trustee copies of our annual report and the information, documents and other reports that we are required to file with the SEC pursuant to Sections 12, 13 or 15(d) of the Exchange Act.

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to the series of debt securities you hold occurs and is not cured, as described in this subsection.

Events of Default

When we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•	we do not pay the principal or interest due in respect of any debt securities of that series for a period of more than 30 days after its due date;

•	we file for bankruptcy, or other events of bankruptcy, insolvency or reorganization or similar proceedings occur relating to us or a material subsidiary of ours; and

•	we or any of our material subsidiaries experience a default or event of default under any instrument relating to debt having an aggregate principal amount outstanding exceeding U.S.$100 million that constitutes a failure to pay principal when due and results in the acceleration of the debt prior to its maturity.

Remedies if an Event of Default Occurs

If an event of default with respect to any series of debt securities has occurred and has not been cured or waived, the trustee at the request of holders of not less than 25% in principal amount of that series of debt securities shall declare the entire principal amount of all the debt securities of that series to be due immediately and upon any such declaration the principal, accrued interest and additional amounts shall become due. If an event of default occurs because of bankruptcy, insolvency or reorganization relating to us or any of our material subsidiaries, the entire principal amount of all the debt securities will be automatically accelerated, without any action by the trustee or any holder and any principal, accrued interest and additional amounts will become due.

Each of the situations described above is called an acceleration of the maturity of the debt securities. If the maturity of any series of the debt securities is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of that series of debt securities may cancel the acceleration for all the debt securities of that series, provided that all amounts then due (other than amounts due solely because of such acceleration) have been paid and all other defaults with respect to that series of debt securities have been cured.

If any event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee receives an indemnity that is reasonably satisfactory to it, the holders of a majority in principal amount of a series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee for such series. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the debt securities.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and the event of default has not been cured or waived,

•	the holders of not less than 25% in principal amount of a particular series of debt securities must make a written request that the trustee take action with respect to that series because of the default and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action,

•	the trustee must not have taken action for 60 days after the above steps have been taken, and

•	during those 60 days, the holders of a majority in principal amount of a series of debt securities must not have given the trustee for such series directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of such debt securities.

You are entitled, however, at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Modification and Waiver of Covenants

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all the debt securities of that series. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default on any debt security, however, without the approval of the particular holder of that debt security.

There are three types of changes we can make to the indenture and the outstanding debt securities under the indenture.

Changes Requiring Each Holder’s Approval

First, there are changes that cannot be made without the approval of each holder of an outstanding debt security affected by the change. Those types of changes are:

•	a change in the stated maturity for any principal or interest payment on a debt security,

•	a reduction in the principal amount, the interest rate or the redemption price for a debt security,

•	a change in the obligation to pay additional amounts,

•	a change in the currency of any payment on a debt security other than as permitted by the debt security,

•	a change in the place of any payment on a debt security other than as permitted by the debt security,

•	an impairment of the holder’s right to sue for payment of any amount due on its debt security,

•	a reduction in the percentage in principal amount of the debt securities needed to change the indenture or the outstanding debt securities under the indenture,

•	a reduction in the percentage in principal amount of the debt securities needed to waive our compliance with the indenture or to waive defaults, and

•	a reduction in the percentage in principal amount of the debt securities needed for the adoption of a resolution or the formation of a quorum for meetings of holders.

Changes Not Requiring Approval

Second, there are changes that do not require any approval by holders of debt securities. This type of change is limited to clarifications and changes that would not adversely affect the holders of outstanding debt securities under the indenture in any material respect.

Changes Requiring Majority Approval

Any other change to the indenture, or the debt securities must be approved by the holders of a majority in principal amount of each series of debt securities affected by the change or waiver. The required approval must be given by written consent.

The same majority approval would be required for us to obtain a waiver of any of our covenants in the indenture. Our covenants include the promises we make about merging and creating liens on our interests, which we describe above under “—Mergers and Similar Transactions” and “—Restrictive Covenants.” If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security or the indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above in “—Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Special Rules for Action by Holders

When holders take any action under the indenture such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

Only Outstanding Debt Securities Are Eligible

Only holders of outstanding debt securities will be eligible to participate in any action by holders. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a debt security will not be “outstanding” if it has been surrendered for cancellation or if we have deposited or set aside, in trust for its holder, money for its payment or redemption.

Determining Record Dates for Action by Holders

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture or the supplemental indenture. In some limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time.

Form, Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of U.S.$1,000 and multiples of U.S.$1,000.

Holders may exchange or transfer their debt securities at the office of the trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring debt securities. If the global debt securities are terminated and we issue debt securities in non-global form, holders of the non-global debt securities can transfer those debt securities at the offices of the trustee. We may appoint another entity to perform these functions or perform them ourselves.

We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. In the event of a change in the office through which any transfer agent acts, we will give prompt written notice to the trustee.

As long as the debt securities are issued in global form, only the depositary will be entitled to transfer and exchange debt securities as described in this subsection, since it will be the sole holder of the debt securities.

Payment Mechanics

Who Receives Payment

For interest due on a debt security on an interest payment date, we will pay the interest to the holder in whose name the debt security is registered at the close of business on the regular record date relating to the interest payment date. For interest due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the debt security. For principal due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at the proper place of payment.

Regular Record Dates for Interest

The regular record date relating to the interest payment dates for any debt security will be set forth in the applicable prospectus supplement.

How We Will Make Payments

Payments on Global Debt Securities. For debt securities issued in global form, we will make payments on the debt securities in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in a global debt security. An indirect holder’s right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described above under “—We Will Issue the Debt Securities in Global Form.”

Payments on Certificated Debt Securities. For debt securities issued in certificated form, we will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at the holder’s address shown on the trustee’s records as of the close of business on the regular record date and we will make all other payments by check to the paying agent described below, against surrender of the debt security. All payments by check may be made in next-day funds—that is, funds that become available on the day after the check is cashed.

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the debt securities or the indenture and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

When we refer to a business day, we mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

Paying Agent

If we issue debt securities in certificated form, we may appoint one or more financial institutions to act as our paying agents, and at whose designated offices the debt securities may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time, provided that if any debt securities are issued in certificated form, so long as such debt securities are outstanding, we will maintain a paying agent in New York City. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as a paying agent. We must notify you of changes in the paying agents pursuant to the provisions described under “— Notices.”

Unclaimed Payments

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Notices

As long as we issue the debt securities in global form, notices to be given to holders will be given to the depositary, in accordance with its applicable policies as in effect from time to time. If we issue the debt securities in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Our Relationship with the Trustee

The trustee for the debt securities under the indenture may have other business relationships with us from time to time.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

Citibank, N.A. has agreed to act as the depositary bank for the ADSs pursuant to a deposit agreement. Citibank’s depositary offices are located at 111 Wall Street, New York, New York 10005. ADSs represent ownership interests in securities that are on deposit with the depositary bank. ADSs are normally represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank Portugal S.A., located at Edifício Fundação, Rua Barata Salgueiro, 30-4, 1250 Lisbon, Portugal.

This Description is Only a Summary

The following section summarizes material terms of the ADSs. Because this section is a summary, it does not describe every aspect of the ADSs. This summary is subject to and qualified in its entirety by reference to all the provisions of the deposit agreement, including the definition of various terms used in the deposit agreement. For example, we describe the meanings for only the more important terms that have been given special meanings in the deposit agreement.

A holder’s rights and obligations as an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

Each ADS represents ten ordinary shares on deposit with the custodian or the right to be registered with the Central de Valores Mobiliários, or CVM, as the owner of ten ordinary shares. Ordinary shares to be registered with the CVM will be registered in the name of the depositary bank as custodian on behalf of the holders of ADSs and not as beneficial owner thereof. An ADS will also represent any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of the ADRs that represent your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in specified circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of Portugal, which may be different from the laws in the United States.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive these distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will notify the depositary bank. Upon receipt of this notice the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the Portuguese laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

Distributions of shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will notify the depositary bank and deposit the applicable number of ordinary shares with the custodian. Upon receipt of notice of a deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS to ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of the sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay these taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.

No distribution of new ADSs will be made if it would violate a law, i.e., the U.S. securities laws, or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it will use its best efforts to sell the ordinary shares received and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable those holders to exercise the rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement, such as opinions to address the lawfulness of the transaction. You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares directly rather than new ADSs.

The depositary bank will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	we fail to deliver satisfactory documents to the depositary bank; or

•	it is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if the sale is lawful and reasonably practicable. The proceeds of the sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In this case, we will assist the depositary bank in determining whether the distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practical and if we have provided all of the documentation contemplated in the deposit agreement. In this case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Portugal would receive upon failing to make an election, as more fully described in the deposit agreement.

Other distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish the distribution to be made to you. If so, we will assist the depositary bank in determining whether the distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute the property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay these taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	we do not deliver satisfactory documents to the depositary bank; or

•	the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will mail notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of the ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in those circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute the property to you, the depositary bank may sell the property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

The depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and Portuguese legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank only will issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive and similar rights, if any, with respect to the ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the ordinary shares.

•	The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon the deposit will not be, “restricted securities,” as defined in the deposit agreement.

•	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Withdrawal of Shares upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares may be limited by U.S. and Portuguese legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold an ADR registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and any other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	Temporary delays that may arise because (1) the transfer books for the ordinary shares or ADSs are closed, or (2) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in our annual report on Form 20-F under the heading “Articles of Association.”

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with the voting instructions.

The ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

Pursuant to our articles of association, with the exception of the Portuguese government or an equivalent entity, no person may exercise more than 5% of our outstanding voting rights.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service	Fees
Issuance of ADSs	Up to U.S.$0.05 per ADS issued
Cancellation of ADSs	Up to U.S.$0.05 per ADS cancelled
Exercise of rights to purchase additional ADSs	Up to U.S.$0.05 per ADS issued
Distribution of cash dividends	No fee (so long as prohibited by NYSE)
Distribution of ADSs pursuant to stock dividend or other free stock distributions	No fee (so long as prohibited by NYSE)
Distribution of cash proceeds	Up to U.S.$0.02 per ADS held (i.e., upon sale of rights or other entitlements)

As an ADS holder you also will be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	Fees for the transfer and registration of ordinary shares that the registrar and transfer agent charge for the ordinary shares in Portugal, i.e., upon deposit and withdrawal of ordinary shares.

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities, i.e., when ordinary shares are deposited or withdrawn from deposit.

We have agreed to pay specified other charges and expenses of the depositary bank. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of these changes.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 90 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs, except as permitted by law.

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in specified circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination.

Upon termination, the following will occur under the deposit agreement:

•	for a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the ordinary shares represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those ordinary shares on the same terms as prior to the termination. During this six months’ period the depositary bank will continue to collect all distributions received on the ordinary shares on deposit, i.e., dividends, but will not distribute any of this property to you until you request the cancellation of your ADSs.

•	after the expiration of the six months’ period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from the sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect these records at the depositary office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	The depositary bank and we are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•	The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our articles of association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our articles of association or in any provisions of securities on deposit.

•	We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

Pre-release Transactions

The depositary bank may, in specified circumstances, issue ADSs before receiving a deposit of ordinary shares or release ordinary shares before receiving ADSs. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on these transactions, i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc. The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and any other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if the conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to holders for whom the distribution is lawful and practical; or

•	hold the foreign currency, without liability for interest, for the applicable holders.

DESCRIPTION OF SHARE CAPITAL

As of December 31, 2003, the total amount of issued and fully paid share capital of EDP, is €3,000,000,000. Under Portuguese law, the concept of authorized share capital does not exist. There is, however, a procedure pursuant to the Portuguese Companies Code that allows the board of directors to approve the increase in our share capital through the issuance of a certain number of shares over a certain period of time pursuant to an authorization to be granted by shareholders. In our case, there has been no such approval and our articles of association do not provide such authorization, which means that, as of this moment, our board of directors may not approve an increase in the share capital through the issuance of shares on its own initiative. The par value per share, according to the articles of association and to the resolution approved in our general meeting held on May 12, 2000, is currently €1.

As of May 31, 2004, we held 24,598,668 of our own ordinary shares, 1,750,000 of which were purchased in 1999, 650,000 of which were purchased in 2000, 9,326,209 of which were purchased in 2001, 5,702,717 of which were purchased in 2002, 4,002,038 of which were purchased in 2003 and 3,167,704 of which were purchased in 2004.

Currently, we have two stock options plans in force:

•	a plan for members of the board of directors, initially comprising a total of 1,750,000 ordinary shares, which were increased to 2,450,000 ordinary shares at the general shareholders meeting on May 10, 2000. Disinterested persons who are not employees of EDP or its subsidiaries manage this plan.

•	a plan for members of the boards of directors of our operating companies and senior officers of EDP and its subsidiaries comprising a total of 16,250,000 ordinary shares. Awards of options under this plan are determined by the sole discretion of the board of directors of EDP.

Under both plans, the exercise price of each option equals the market price of our stock on the date of grant and an option’s maximum term is 5 years. A summary of the status of our two fixed stock option plans as of December 31, 2002 and 2003, and changes during the years then ended on those dates is presented below:

	Shares available for grant under 1999 option plans	Option activity	Weighted average exercise price
Balance December 31, 2001	16,413,750	—	—
Options forfeited	—	—	—
Options granted	—	—	—
Balance December 31, 2002	16,413,750	2,286,250	3.43
Options forfeited(1)	—	(353,992)	—
Options granted(2)	(980,000)	490,000	—
Balance December 31, 2003	15,433,750	2,422,258	3.36

(1)	Options forfeited include options not exercised within the required period and options forfeited by departing plan participants.

(2)	The number of options to be granted for 2004 has not yet been determined.

The following table summarizes information about stock options outstanding and exercisable as of December 31, 2003:

Options outstanding	Weighted average exercise price	Weighted average remaining contractual life	Options exercisable
2,422,258	3.36	1.3 years	0

The last public offering of our ordinary shares occurred in October 2000 when the Portuguese Republic, within the context of the fourth phase of privatization of our share capital, sold a block of 20% of our outstanding ordinary shares. Presently, we are approximately 26.1% owned, directly or indirectly, by the Portuguese Republic and an additional 4.84% of our shares are held by Caixa Geral de Depósitos, S.A., a state-owned bank. Other significant shareholders include BCP - Banco Comercial Português S.A. or “BCP” (5.05%), Iberdrola, S.A. (5%) and, indirectly, Brisa - Autoestradas de Portugal S.A. or “Brisa” (2%).

Our net income in each fiscal year, as increased or decreased by any profit or loss carried forward from prior years, less any contribution to the legal reserve, is available for distribution to shareholders as dividends, subject to the requirements of Portuguese law and our articles of association. We are required to establish and maintain a legal reserve equal to 20% of the aggregate nominal value of our share capital and, if necessary to maintain this legal reserve, to contribute a minimum of 5% of our annual net income to the legal reserve. The legal reserve is distributable only upon our liquidation but it can be used to cover losses and be incorporated as our share capital. Currently, our total legal reserve is approximately €326 million.

Under Portuguese law, the payment and amount of dividends are subject to the recommendation of our board of directors and the decision by our shareholders at a general meeting. Dividends are generally distributed to shareholders pro rata according to their respective holdings of shares. According to Decree law no. 187/70 of April 30, 1970, dividend entitlement lapses in favor of the Portuguese Republic if not claimed by the shareholder within five years.

The payment of the dividend is due within 30 days of the date of the general meeting approving the dividend irrespectively of whether the shareholders are Portuguese residents or nonresidents. The board of directors determines the actual dividend payment date within that period. Banco Português de Investimento, S.A. is, and at the time of admission of shares to official listing is expected to continue to be, the paying agent of our dividends.

TAXATION

This section discusses the material Portuguese and U.S. federal income tax consequences of the ownership of debt securities and shares or ADSs.

The discussion that follows is of a general nature, and additional disclosure regarding the tax treatment of specific securities may be provided in the prospectus supplement for such instruments. To the extent there is any inconsistency in the discussion of tax consequences between this prospectus and the applicable prospectus supplement, you should rely on the discussion in the prospectus supplement.

The statements regarding Portuguese and U.S. tax laws set forth below are based on the laws in force on the date of this prospectus, which are subject to change.

You should consult your own tax advisers as to the tax consequences of the purchase, ownership, and disposition of the securities in the light of your particular circumstances, including the effect of any state, local, or other national laws.

PORTUGUESE TAXATION

General

The following discussion summarizes certain Portuguese tax considerations that may be relevant to the purchase, ownership and disposition of the debt securities and shares or ADSs if a holder is a non-resident of Portugal for Portuguese tax purposes, does not hold 10% or more of any class of our stock and does not hold our debt securities, ordinary shares or ADSs through a permanent establishment in Portugal.

Resident holders for purposes of Portuguese taxation include collective entities having their registered office or effective place of management in Portugal and individuals having remained in Portuguese territory more than 183 days in any given calendar year or having the use of a dwelling in Portuguese territory at the end of any given calendar year which may imply their intention of using it as their habitual residence.

A non-resident holder may be broadly defined as any collective entity or individual not satisfying the above criteria. However, non-resident holders having a permanent establishment or a fixed installation in Portugal to which Portuguese-source income may be attributed will be taxed on such income under rules applicable to resident holders.

This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to non-resident holders, and does not address tax rules applicable to special classes of holders.

Furthermore, this summary is based on the tax laws of Portugal in effect on the date of this prospectus, including the Convention between the United States of America and the Portuguese Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, together with the related Protocol (the “Treaty”), and is subject to changes to those laws and practices or the Treaty subsequent to that date, which changes could be made on a retroactive basis.

Prospective purchasers should consult their own advisers as to the tax consequences of the acquisition, ownership and disposition of debt securities and ordinary shares or ADSs in light of their particular circumstances, including the effect of any other national laws.

For purposes of the Treaty and for Portuguese tax purposes, a U.S. person holding ADSs will be treated as a beneficial owner of our ordinary shares represented by such ADSs.

DEBT SECURITIES

Taxation of interest in respect of debt securities

Payments of interest on the debt securities generally are subject to a Portuguese withholding tax of 20% of the gross amount of the interest paid. However, under the Treaty the rate of withholding tax on interest payment on the debt securities to U.S. residents who are eligible for Treaty benefits generally is reduced to 10%.

Payments of principal made to non-resident holders of debt securities will not be subject to any Portuguese withholding tax.

Taxation of disposition of debt securities

Non-resident holders of debt securities are exempt from capital gains taxation. Capital gain on disposition of a debt security is calculated net of accrued but unpaid interest, which will be taxable as such.

SHARES OR ADSs

Dividends

Dividends paid in respect of shares or ADSs to non-residents generally are subject to a Portuguese withholding tax of 25% of the gross amount of the dividends. However, until five years after the date upon which EDP’s privatization is completed, only 50% of dividends received (net of other benefits) from shares acquired during the privatization process are required to be included in taxable income. EDP’s privatization process has not yet been completed.

Under the Treaty, the rate of withholding tax on dividends distributed to U.S. residents eligible for Treaty benefits is 15%. Since Portuguese effective rates are at or below the Treaty rates, according to the Portuguese Tax Authority, at the present time it is not necessary for U.S. residents to claim treaty benefits with respect to dividends paid on ordinary shares or ADSs.

Pro rata distributions of ordinary shares or rights to subscribe for ordinary shares are not treated as dividends for Portuguese tax purposes, and, therefore, are not subject to Portuguese withholding tax or the Portuguese substitute gift and inheritance tax. The Portuguese tax consequences of pro rata distributions of ordinary shares or rights to subscribe for ordinary shares may be subject to change.

Capital gains

In general capital gains realized by non-resident individuals on the transfer of ordinary shares or ADSs are subject to tax at the rate of 10% if those ordinary shares or ADSs were held for 12 months or less and are not subject to tax if the ordinary shares or ADSs were held for more than 12 months. However, regardless of the length of time that ordinary shares or ADSs have been held non-resident corporate holders and non-resident individual holders of ordinary shares and ADSs are not subject to tax on capital gains in Portugal if the following three conditions are met:

•	no more than 25% of the non-resident is owned, directly or indirectly, by resident entities;

•	the non-resident entity does not have as its place of residence a state or jurisdiction identified in a list of tax havens published by the Portuguese Ministry of Finance; and

•	the capital gains do not arise from the transfer for consideration of shares or other participations in a Portuguese company the assets of which are primarily comprised (more than 50%) of immovable property located in Portugal or in a Portuguese resident company that controls such a company (a “Portuguese Real Property Holding company”).

Under the Treaty unless EDP is a Portuguese Real Property Holding company, capital gains derived from the sale or other disposition of ordinary shares, including deposits of ordinary shares in exchange for ADSs, by an individual holder who is eligible for Treaty benefits will not be subject to Portuguese capital gains tax, regardless of the length of time our ordinary shares are held.

Gift and Inheritance Taxes

Gift and inheritance tax was abolished and, as it relates to free transfers, was substituted by (i) stamp duty, if the beneficiary is an individual, and (ii) corporate income tax, if the beneficiary is a corporate entity. Nonetheless, transfers by a non-resident of ordinary shares or ADSs by gift or at death will not be subject to Portuguese Stamp Duty provided the beneficiary is also a non-resident or otherwise if the beneficiary is the respective spouse, parents or children.

Portuguese Transaction Costs

Pursuant to Decree law no. 183/2003 of August 19, 2003, which revoked Regulation no. 1303/2001 of November 22, 2001, as amended by Regulation no. 323/2002 of March 27, 2002, both issued by the Ministry of Finance, and on Regulation no. 913-I/2003 of August 30, 2003, fees applicable to securities’ transactions performed in a stock exchange, on other regulated securities markets or off-market were abolished and replaced by supervision fees that are paid by the entities subject to the supervision of the CMVM in connection with the performance of services in relation to securities, such as clearance and settlement services, registration or custodian services or portfolio management.

A stamp tax of 4.0% is payable on brokerage fees, bank settlement fees and bank commissions, but not on Euronext Lisbon Stock Exchange fees.

Under current laws and practice, no Portuguese transfer fees, taxes or other charges are levied on the transfer of ADSs, other than the deposit or the withdrawal of ordinary shares, unless the transfer is made through a financial intermediary domiciled or established in Portugal. If the transfer is made through a financial intermediary domiciled or established in Portugal, the transfer may be regarded as a transfer of ordinary shares over the counter with the consequences stated above.

The status of Portuguese law with respect to transfer fees, taxes and other charges applicable to deposits and withdrawals of ordinary shares for ADSs is uncertain. Under current law and practice, a negotiable bank settlement fee and a stamp tax of 4.0% of the fee may apply to deposits and withdrawals of ordinary shares. However, Portuguese brokerage fees, bank commissions and stock exchange fees will not be levied on a deposit of ordinary shares in exchange for ADSs or a withdrawal of ordinary shares in exchange for the cancellation of ADSs, unless the deposit or withdrawal is made through a financial intermediary domiciled or established in Portugal. If a deposit or withdrawal of ordinary shares is made through a financial intermediary, the deposit or withdrawal may be regarded as a transfer of ordinary shares over the counter with the consequences stated above. Current practice with respect to the applicability of Portuguese transfer fees, taxes or other charges to deposits and withdrawals of ordinary shares is subject to change.

UNITED STATES TAX CONSIDERATIONS

The following discussion summarizes certain material U.S. federal income tax considerations that may be relevant to you if you invest in securities issued pursuant to this prospectus and are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in our securities. This summary deals only with U.S. holders that hold our securities as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold debt securities as a hedge against currency risk or as a position in a “straddle” or conversion transaction, tax-exempt organization or a person whose “functional currency” is not the U.S. dollar.

This summary is based on U.S. tax laws, regulations, rulings and decisions currently in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

You should consult your tax adviser about the tax consequences of holding our securities, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

DEBT SECURITIES

Payments or Accruals of Interest

Payments or accruals of “qualified stated interest” (as defined below) including additional amounts, if any, on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security in a currency other than U.S. dollars (a “foreign currency”), the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment, regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, as an accrual-basis U.S. holder, you may elect to translate all interest income on foreign currency-denominated debt securities at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security.

Purchase, Sale and Retirement of Debt securities

Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. (The rules for determining these amounts are discussed below.) If you purchase a debt security that is denominated in a foreign currency, the cost to you (and therefore generally your initial tax basis) will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign currency debt security is traded on an established securities market and you are a cash-basis taxpayer (or if you are an accrual-basis taxpayer that makes a special election), you will determine the U.S. dollar value of the cost of the debt security by translating the amount of the foreign currency that you paid for the debt security at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a debt security, you generally will not have any taxable gain or loss as a result of the conversion or purchase.

When you sell or exchange a debt security, or if a debt security that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued qualified stated interest, which will be subject to tax in the manner described above under “Payments or Accruals of Interest”) and your tax basis in the debt security. If you sell or exchange a debt security for a foreign currency, or receive foreign currency on the retirement of a debt security, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency debt security is disposed of or retired. If you dispose of a foreign currency debt security that is traded on an established securities market and you are a cash-basis U.S. holder (or if you are an accrual-basis holder that makes a special election), you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a debt security generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a debt security will be long-term capital gain or loss if you have held the debt security for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder before January 1, 2009 generally is subject to taxation at a maximum rate of 15%. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the debt security.

Original Issue Discount

If we issue debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of full years to their maturity, the debt securities will be “Original Issue Discount Debt Securities.” The difference between the issue price and the stated redemption price at maturity of the debt securities will be the “original issue discount.” The “issue price” of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the debt securities other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by the Company) at least annually during the entire term of a debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

If you invest in an Original Issue Discount Debt Security, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and certain U.S. Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an Original Issue Discount Debt Security, you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.

In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount Debt Security with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on an Original Issue Discount Debt Security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Debt Security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of original issue discount on an Original Issue Discount Debt Security allocable to each accrual period is determined by:

(i)	multiplying the “adjusted issue price” (as defined below) of the debt security at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity (defined below) of the debt security and the denominator of which is the number of accrual periods in a year; and

(ii)	subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period.

In the case of an Original Issue Discount Debt Security that is a floating rate debt security, both the “annual yield to maturity” and the qualified stated interest will be determined for these purposes as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of some floating rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. (Additional rules may apply if interest on a floating rate debt security is based on more than one interest index.) The “adjusted issue price” of an Original Issue Discount Debt Security at the beginning of any accrual period will generally be the sum of its issue price (including any accrued interest) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the debt security in all prior accrual periods. All payments on an Original Issue Discount Debt Security (other than qualified stated interest) will generally be viewed first as payments of previously accrued original issue discount (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount Debt Security denominated in U.S. dollars generally will be lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above. If you purchase debt securities at a premium or market discount and if you make this election, you will also be deemed to have made the election (discussed below under the “Premium” and “Market Discount”) to amortize premium or to accrue market discount currently on a constant yield basis in respect of all other premium or market discount bonds that you hold.

In the case of an Original Issue Discount Debt Security that is also a foreign currency debt security, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method described above and (ii) translating that foreign currency amount at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period). Alternatively, you may translate the foreign currency amount at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described above under “Payments or Accruals of Interest.” Because exchange rates may fluctuate, if you are the holder of an Original Issue

Discount Debt Security that is also a foreign currency debt security, you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar Original Issue Discount Debt Security denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Debt Security), you will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Debt Security, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

If you purchase an Original Issue Discount Debt Security outside of the initial offering at a cost less than its remaining redemption amount (i.e., the total of all future payments to be made on the debt security other than payments of qualified stated interest), or if you purchase an Original Issue Discount Debt Security in the initial offering at a price other than the debt security’s issue price, you generally will also be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an Original Issue Discount Debt Security at a price greater than its adjusted issue price, you will be required to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price.

Floating rate debt securities generally will be treated as “variable rate debt instruments” under the OID Regulations. Accordingly, the stated interest on a Floating Rate Debt Security generally will be treated as “qualified stated interest” and such a Debt security will not have OID solely as a result of the fact that it provides for interest at a variable rate. If a floating rate debt security does not qualify as a “variable rate debt instrument,” the debt security will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. We will provide a detailed description of the tax considerations relevant to U.S. holders of any such Debt securities in the pricing supplement.

Certain Original Issue Discount Debt Securities may be redeemed prior to maturity, either at the option of the Company or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the pricing supplement. Original Issue Discount Debt Securities containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Debt Securities with these features, you should carefully examine the pricing supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the debt securities.

Short-Term Debt Securities

The rules described above will also generally apply to Original Issue Discount Debt Securities with maturities of one year or less (“short-term debt securities”), but with some modifications.

First, the original issue discount rules treat none of the interest on a short-term debt security as qualified stated interest, but treat a short-term debt security as having original issue discount. Thus, all short-term debt securities will be Original Issue Discount Debt Securities. Except as noted below, if you are a cash-basis holder of a short-term debt security and you do not identify the short-term debt security as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the debt security during the period you held the debt security. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term debt security, you may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A U.S. holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include original issue discount on a short-term debt security in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term debt security you may elect to accrue any “acquisition discount” with respect to the debt security on a current basis. Acquisition discount is the excess of the remaining redemption amount of the debt security at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

Finally, the market discount rules described below will not apply to short-term debt securities.

Premium

If you purchase a debt security at a cost greater than the debt security’s remaining redemption amount, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium, you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. Original Issue Discount Debt Securities purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency debt security, you should calculate the amortization of the premium in the foreign currency. Premium amortization deductions attributable to a period reduce interest income in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for interest payments in respect of that period. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency debt security based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the debt security and the exchange rate on the date the holder acquired the debt security. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the debt security. Therefore, if you do not elect to amortize premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

Market Discount

If you purchase a debt security at a price that is lower than the debt security’s remaining redemption amount (or in the case of an Original Issue Discount Debt Security, the debt security’s adjusted issue price), by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the debt security will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt security during your holding period. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the debt security. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency debt security in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the debt security.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder’s taxable year).

Indexed Debt Securities and Other Debt Securities Providing for Contingent Payments

Special rules govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. We will provide a detailed description of the tax considerations relevant to U.S. holders of any contingent debt obligations in the pricing supplement.

Foreign Source Income and Foreign Tax Credits

The Portuguese withholding tax on interest at the rate applicable to the U.S. holder under the Treaty will be treated as a foreign income tax eligible (subject to generally applicable limitations and conditions under U.S. tax law) for credit against a U.S. holder’s federal income tax liability, or at the U.S. holder’s election, for deduction in computing the holder’s taxable income. Interest and additional amounts, if any, paid on our debt securities will constitute income from sources without the U.S. for foreign tax credit purposes. As discussed under “Portuguese Taxation – Debt Securities – Taxation of interest in respect of debt securities” interest payments to non-residents are generally subject to a 20% withholding tax. Under the Treaty, this rate is reduced to 10%. At current Portuguese withholding rates, interest payments on our debt securities will be subject to the separate foreign tax credit limitation for “high withholding tax interest.” Gain or loss realized by a U.S. holder on the sale or disposition of a debt security general will be treated as U.S. source income or loss for foreign tax credit purposes.

SHARES OR ADSs

Dividends

The gross amount of any dividends received with respect to our ordinary shares or ADSs, including amounts withheld in respect of Portuguese withholding tax, generally will be subject to U.S. federal income taxation as foreign-source dividend income, and will not be eligible for the dividends received deduction allowed to corporations. Dividends paid in euros will be includible in your income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt by you or, in the case of ordinary shares held in ADS form, by the Depositary. If dividends paid in euros are converted into U.S. dollars on the date of receipt, you generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. If you do not convert euros that are received by you into U.S. dollars on the date of receipt, you generally will have a basis in those euros equal to their U.S. dollar value on that date. You also generally will be required to recognize foreign currency gain or loss realized on a subsequent conversion or other disposition of the euros, which will be treated as U.S. source ordinary income or loss.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual prior to January 1, 2009 with respect to our ordinary shares or ADSs will be subject to taxation at a maximum rate of 15% if the dividends are “qualified dividends.” Dividends paid on our ordinary shares or ADSs will be treated as qualified dividends if we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company (“PFIC”), foreign personal holding company (“FPHC”) or foreign investment company (“FIC”). Based on our audited financial statements and relevant market and shareholder data, we believe that we were not treated as a PFIC, FPHC or FIC for U.S. federal income tax purposes with respect to our 2003 taxable year. In addition, based on our audited financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC, FPHC or FIC for our 2004 taxable year. The U.S. Treasury has announced its intention to promulgate rules pursuant to which holders of ADSs or common stock and intermediaries through whom such securities are held will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. Because such procedures have not yet been issued, it is not clear whether we will be able to comply with them. Holders of our ADSs and ordinary shares should consult their own tax advisers regarding the availability of the reduced dividend tax rate in light of their own particular circumstances.

Portuguese withholding tax on dividends should be treated as foreign income taxes that, subject to generally applicable limitations under U.S. tax law, are eligible for credit against your U.S. federal income tax liability or, at your election, may be deducted in computing taxable income. Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities and may not be allowed in respect of arrangements in which the expected economic profit is insubstantial. You are urged to consult your own tax adviser to determine whether you are eligible for benefits under the Treaty, and whether, and to what extent, foreign tax credits will be available with respect to dividends paid by us.

Distributions of additional shares with respect to ordinary shares or ADSs that are made as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax.

Capital Gains

Upon a sale or other disposition of ordinary shares or ADSs, you will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized and the your tax basis, determined in U.S. dollars, in the ordinary shares or ADSs. Generally, such gain or loss will be capital gain or loss, will be long-term capital gain or loss if your holding period for such ordinary shares or ADSs exceeds one year and any gain will be income from sources within the United States for foreign tax credit limitation purposes. The net amount of long-term capital gain recognized by an individual U.S. holder before January 1, 2009 generally is subject to taxation at a maximum rate of 15%. The deductibility of capital losses is subject to significant limitations.

As discussed in “— Portuguese Taxation—Capital Gains,” above, if we are a Portuguese Real Property Holding Company, U.S. holders could be subject to a Portuguese capital gains tax of 10% on capital gains realized under Portuguese law on the sale or other disposition of ordinary shares or ADSs that were held for 12 months or less. In the event that such a Portuguese tax is imposed, U.S. holders that do not receive significant foreign source income from other sources may not be able to derive effective U.S. foreign tax credit benefits in respect of such Portuguese tax.

Deposits and withdrawals of ordinary shares in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes.

U.S. INFORMATION REPORTING AND BACKUP WITHHOLDING

Dividends, interest (including original issue discount) and payments of the proceeds of a sale of our securities, paid to U.S. holders within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding unless the U.S. holder is a corporation or other exempt recipient or provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Holders that are not U.S. persons generally are not subject to information reporting or backup withholding. However, a non-U.S. person may be required to provide a certification to establish its non-U.S. status in connection with payments received within the United States or through certain U.S.-related financial intermediaries. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability. You may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim or refund with the Internal Revenue Service and filing any required information.

PLAN OF DISTRIBUTION

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.

We may sell securities in any of the following ways: through underwriters or dealers; directly to one or a limited number of institutional purchasers; or through agents or by way of exercise of rights granted pro rata to our existing shareholders. Each prospectus supplement with respect to a series of securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, the price of such securities and the net proceeds to EDP from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.

If underwriters are used in the sale, the securities may be underwritten pursuant to a stand-by underwriting agreement or acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. We may offer the securities to the public either through underwriting syndicates of investment banking firms represented by managing underwriters, or directly by one or more such investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell securities either directly to one or more institutional purchasers, or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to such agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities which will be paid for and delivered on a future date specified in a prospectus supplement. The obligations of any purchasers under this delayed delivery and payment arrangements will not be subject to any conditions except that the purchase at delivery must not be prohibited under the laws of any jurisdiction in the United States to which the institution is subject.

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

Agents and underwriters may engage in transactions with or perform services for EDP in the ordinary course of business.

In the event that we do not list securities of any type or series on a U.S. national securities exchange or quotation system, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

EXPERTS

Our audited consolidated financial statements as of December 31, 2003 and 2002 and for the three-year period ended December 31, 2003 have been audited by PricewaterhouseCoopers, independent auditors, as stated in their report appearing in our annual report on Form 20-F for the year ended December 31, 2003, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on PricewaterhouseCoopers’ report, given on their authority as experts in accounting and auditing.

VALIDITY OF THE SECURITIES

Morais Leitão, J Galvão Teles & Associados will pass upon the validity of the ordinary shares for us and as to certain matters of Portuguese law. The validity of the debt securities and certain matters of New York law will be passed upon by Cleary, Gottlieb, Steen & Hamilton or any other law firm named in the applicable prospectus supplement as to certain matters of New York law. Shearman & Sterling LLP or any other law firm named in the applicable prospectus supplement will pass upon the validity of the debt securities and certain matters of New York law for any underwriters or agents. Cleary, Gottlieb, Steen & Hamilton may rely upon Morais Leitão, J Galvão Teles & Associados with respect to certain matters governed by Portuguese law.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a limited liability company (sociedade anónima) organized under the laws of the Portuguese Republic. All of our directors and executive officers, as well as certain experts named in this prospectus or in documents incorporated by reference, are resident outside the United States, and all or a substantial portion of our assets and the assets of such persons are located outside the United States, namely in Portugal. As a result, it may be difficult for you to effect service of process within the United States upon these persons or to enforce against them judgments obtained in U.S. courts predicated upon civil liabilities under the U.S. federal securities laws. Therefore, you may need to enforce U.S. courts’ judgments in the Portuguese courts. In such an event, Portuguese law subjects the enforceability of foreign sentences to a High Court revision procedure, which is merely formal and aims exclusively to ensure respect for the due process of law. Based on the opinion of Morais Leitão, J. Galvão Teles & Associados, our Portuguese counsel, there is doubt as to the enforceability in Portugal, whether in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the U.S. federal securities laws.

EXPENSES

The table on the following page sets forth the estimated expenses to be paid by us in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission registration fee	U.S.$	253,400
Legal fees and expenses		600,000
Accounting fees and expenses		400,000
Printing and engraving expenses		100,000
Miscellaneous		100,000

Total	U.S.$	1,453,400

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. As a foreign private issuer, we have been required to make filings with the SEC by electronic means since November 2002. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov and at our web site at www.edp.pt.

We provide Citibank, N.A., as depositary, under the Deposit Agreement between us, the depositary and registered holders of the American depositary receipts evidencing our ordinary shares, with annual reports in English, including a review of operations, and annual audited consolidated financial statements prepared in conformity with generally accepted accounting principles in Portugal, or Portuguese GAAP, together with a reconciliation of operating income, net income and total stockholders’ equity to generally accepted accounting principles in the United States, or U.S. GAAP. We also furnish the depositary with unaudited semi-annual consolidated financial statements prepared in accordance with Portuguese GAAP. Upon receipt of these reports, the depositary promptly mails them to all record holders of ADSs. We also furnish to the depositary in English all notices of meetings of holders of shares and other reports and communications that are made generally available to holders of shares. The depositary will mail to all holders of ADSs a notice containing the information (or a summary of the information) contained in any notice of a shareholders’ meeting received by the depositary and will make available to all holders of ADSs such notices and all other reports and communications received by the depositary in the same manner as we make them available to holders of shares.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2003, filed with the SEC on June 30, 2004 (SEC File No. 1-14648),

•	our report on Form 6-K, containing our results of operations for the three-month periods ended March 31, 2004 and 2003, furnished to the SEC on July 7, 2004,

•	any future filings on Form 20-F made with the SEC under the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus, and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus and prior to the termination of the offering of securities offered by this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at our principal executive offices, located at Praça Marquês de Pombal, 12, 1250-162 Lisbon, Portugal, +351-21-001-2500, attention: Mr. Pedro Pires, Investor Relations.

U.S.$2,000,000,000

EDP—Electricidade de Portugal, S.A.

Debt Securities and Ordinary Shares

PROSPECTUS

July 7, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

According to Portuguese ;aw, all directors’ liability must be secured in the amount established by the company’s by-laws, which cannot, in any event, be lower than €5,000. This security can be replaced by an insurance agreement, the cost of which must not be paid by the company itself.

EDP has entered into an insurance agreement with respect to the indemnification of its directors, under which each director has his own insurance agreement in the amount of €5,000.

Item 9.	Exhibits.

1	Form of Underwriting Agreement.*

3.1	Amended and Restated Articles of Association of EDP (incorporated by reference to our annual report on Form 20-F for the fiscal year ended December 31, 2003).

4.1	Deposit Agreement dated June 16, 1997 among Citibank, N.A. EDP and the holders from time to time of American Depositary Receipts (“ADR”) (incorporated by reference to our registration statement on Form F-1 (file no. 333-6928) filed on May 16, 1997).

4.2	Amendment No. 1 dated September 8, 2000, to the Deposit agreement dated June 16, 1997 among Citibank, N.A., EDP and the holders from time to time of ADRs (incorporated by reference to our registration statement on Form F-3 (file no. 333-12620) filed on October 20, 2000).

4.3	Amended form of ADR (included in Exhibit 4.2).

4.4	Form of Indenture relating to the senior debt securities (including form of senior debt securities).*

4.5	Form of Debt Security (included in Exhibit 4.4).*

5.1	Opinion of Cleary, Gottlieb, Steen & Hamilton as to the validity of the securities.*

5.2	Opinion of Morais Leitão, J Galvão Teles & Associados as to the validity of the securities.*

23.1	Consent of PricewaterhouseCoopers.

23.2	Consent of Cleary, Gottlieb, Steen & Hamilton (included in Exhibit 5.1).

23.3	Consent of Morais Leitão, J Galvão Teles & Associados (included in Exhibit 5.2).

24.1	Powers of Attorney (included in the signature page of this registration statement).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the trustee.*

*	To be filed by amendment or incorporated by reference.

Item 10.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X promulgated by the Securities and Exchange Commission if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lisbon, Portugal, on July 6, 2004.

EDP—ELECTRICIDADE DE PORTUGAL, S.A.

By:	/s/ João Ramalho Talone
Name: João Ramalho Talone
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints João Ramalho Talone and Rui Miguel Horta e Costa, severally and individually, and each of them (with full power to each of them to act alone) his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement on Form F-3 (and any and all additional registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities in respect of EDP—Electricidade de Portugal, S.A. on July 6, 2004.

Signature

By:	/s/ Francisco de la Fuente Sánchez
Name:	Francisco de la Fuente Sánchez
Title:	Chairman, Non-Executive Director

By:	/s/ João Ramalho Talone
Name:	João Ramalho Talone
Title:	Chief Executive Officer, Executive Director

By:	/s/ Rui Miguel Horta e Costa
Name:	Rui Miguel Horta e Costa
Title:	Chief Financial Officer

By:	/s/ José Manuel Trindade Neves Adelino
Name:	José Manuel Trindade Neves Adelino
Title:	Director

By:	/s/ Luis Fernando de Mira Amaral
Name:	Luis Fernando de Mira Amaral
Title:	Director

By:	/s/ José Manuel Gonçalves de Morais Cabral
Name:	José Manuel Gonçalves de Morais Cabral
Title:	Director

By:	/s/ Luis Filipe Rolim de Azevedo Coutinho
Name:	Luis Filipe Rolim de Azevedo Coutinho
Title:	Director

By:	/s/ Jorge Manuel Oliveira Godinho
Name:	Jorge Manuel Oliveira Godinho
Title:	Director

By:	/s/ António Afonso de Pinto Galvão Lucas
Name:	António Afonso de Pinto Galvão Lucas
Title:	Director

By:	/s/ Arnaldo Pedro Figueirôa Navarro Machado
Name:	Arnaldo Pedro Figueirôa Navarro Machado
Title:	Director

By:	/s/ Vitor Angelo Mendes da Costa Martins
Name:	Vitor Angelo Mendes da Costa Martins
Title:	Director

By:	/s/ Pedro Manuel Bastos Mendes Rezende
Name:	Pedro Manuel Bastos Mendes Rezende
Title:	Director

By:	/s/ Paulo de Azevedo Pereira da Silva
Name:	Paulo de Azevedo Pereira da Silva
Title:	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of EDP–Electricidade de Portugal, S.A. in the United States, has signed this registration statement or amendment in the City of Newark, Delaware, on July 6, 2004.

By:	/s/ Donald J. Puglisi
Donald J. Puglisi

Exhibit Index

Item 9.	Exhibits.

Exhibit Number	Description of Exhibit
1	Form of Underwriting Agreement.*

3.1	Amended and Restated Articles of Association of EDP (incorporated by reference to our annual report on Form 20-F for the fiscal year ended December 31, 2003).

4.1	Deposit Agreement dated June 16, 1997 among Citibank, N.A. EDP and the holders from time to time of American Depositary Receipts (“ADR”) (incorporated by reference to our registration statement on Form F-1 (file no. 333-6928) filed on May 16, 1997).

4.2	Amendment No. 1 dated September 8, 2000, to the Deposit agreement dated June 16, 1997 among Citibank, N.A., EDP and the holders from time to time of ADRs (incorporated by reference to our registration statement on Form F-3 (file no. 333-12620) filed on October 20, 2000).

4.3	Amended form of ADR (included in Exhibit 4.2).

4.4	Form of Indenture relating to the senior debt securities (including form of senior debt securities).*

4.5	Form of Debt Security (included in Exhibit 4.4).*

5.1	Opinion of Cleary, Gottlieb, Steen & Hamilton as to the validity of the securities.*

5.2	Opinion of Morais Leitão, J Galvão Teles & Associados as to the validity of the securities.*

23.1	Consent of PricewaterhouseCoopers.

23.2	Consent of Cleary, Gottlieb, Steen & Hamilton (included in Exhibit 5.1).

23.3	Consent of Morais Leitão, J Galvão Teles & Associados (included in Exhibit 5.2).

24.1	Powers of Attorney (included in the signature page of this registration statement).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the trustee.*

*	To be filed by amendment or incorporated by reference.